Barnes Group Inc. / 1

Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2013 FINANCIAL RESULTS

▪	Quarterly Net Sales from Continuing Operations of $264 million, up 18%

▪	Quarterly Operating Margin of 9.5%; up 250 bps to 13.5% on an Adjusted Basis

▪	Quarterly Diluted EPS from Continuing Operations down 13% to $0.28;
Adjusted Quarterly Diluted EPS from Continuing Operations up 25% to $0.40

▪	2013 EPS from Continuing Operations Guidance Updated to $1.71 to $1.86 per diluted share;
Up 20% to 30% to $1.83 to $1.98 on an Adjusted Basis

BRISTOL, Conn., April 26, 2013 - Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, today reported financial results for the first quarter of 2013. Net sales from continuing operations increased 18% to $263.5 million from $222.8 million in the first quarter of 2012, driven by the sales contribution of the Synventive business. Income from continuing operations for the first quarter was down 12% to $15.4 million, or $0.28 per diluted share, from $17.6 million, or $0.32 per diluted share, a year ago. Income from continuing operations in the current quarter included $10.5 million pre-tax, or $0.12 per diluted share, of non-recurring CEO transition costs associated with the modification of outstanding equity awards granted to the Company's former President & CEO. Excluding this item, adjusted diluted earnings per share from continuing operations was $0.40 for the first quarter of 2013, up 25% from last year. A table reconciling the non-GAAP adjusted results presented in this release to our GAAP results is included at the end of this press release.
“Barnes Group delivered a solid first quarter of performance to begin the year,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “We've continued to drive margin expansion through the successful execution of our corporate strategy to deliver sustainable profitable growth.” Dempsey continued, “As we realign into two business segments, we are excited about the intensified focus on our manufacturing and engineering capabilities and the opportunity to accelerate our pipeline of growth initiatives and new product introductions. Building on this positive momentum, we expect continued sales and profitability expansion for the year.”

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($ millions; except per share data)	Three months ended March 31,
Unaudited	2013	2012	Change
Net Sales	$263.5	$222.8	$40.8		18.3%
Operating Income	$25.0	$24.6	$0.3		1.4%
% of Sales	9.5%	11.0%		(1.5)	pts.
Income from Continuing Operations	$15.4	$17.6	$(2.2)		(12.3)%
Net Income	$13.5	$22.2	$(8.7)		(39.3)%
Income from Continuing Operations Per Diluted Share	$0.28	$0.32	$(0.04)		(12.5)%
(Loss) Income from Discontinued Operations Per Diluted Share	$(0.04)	$0.08	$(0.12)
Net Income Per Diluted Share	$0.24	$0.40	$(0.16)		(40.0)%

Aerospace

•
First quarter 2013 sales were $98.0 million, up 1% from $97.3 million in the same period last year. An increase in aerospace original equipment manufacturing (“OEM”) sales was largely offset by declines in aftermarket repair and overhaul and spare parts sales.

•
Operating profit of $10.3 million for the first quarter of 2013 was down 18% from the prior year period of $12.7 million. The decrease was driven by non-recurring CEO transition costs of $3.9 million allocated to the segment. The profit benefit of higher sales in the OEM business was partially offset by the profit detriment of lower sales in the aftermarket repair and overhaul and spare parts businesses. Excluding the CEO transition costs, adjusted operating margin in the quarter was 14.5%, up 150 bps.

Industrial

•
First quarter 2013 sales were $165.5 million, up 32% from $125.5 million in the same period last year. The increase was driven by Synventive's sales contribution in the current quarter. Organic sales, which benefited from favorable pricing, increased by 1%. Foreign exchange was an unfavorable 1%.

•
Operating profit of $14.6 million for the first quarter of 2013 increased $2.6 million from last year driven by the profit contribution of the Synventive business, productivity improvements, and favorable pricing. These benefits were partially offset by non-recurring CEO transition costs of $6.6 million allocated to the segment. Excluding the CEO transition costs, adjusted operating margin in the quarter was 12.8%, up 330 bps.

Additional Information

•	Interest expense increased $2.0 million from 2012, to $4.4 million, primarily as a result of higher borrowings which were used to fund the acquisition of Synventive.

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•
The Company's effective tax rate from continuing operations for the first quarter of 2013 was 21.4% compared with 17.8% in the first quarter of 2012 and 13.5% for full year 2012. The increase in the first quarter 2013 effective tax rate versus the full year 2012 rate was mainly due to several discrete foreign tax related items in 2012, an increase in the Company's effective tax rate in Sweden, and a projected mix of earnings attributable to higher-taxing jurisdictions.

Updated 2013 Outlook
Barnes Group now expects 2013 revenue from continuing operations to grow 17% to 20% from 2012. GAAP Earnings per diluted share from continuing operations are anticipated to be in the range of $1.71 to $1.86. This guidance includes the impacts from the sale of Barnes Distribution North America which closed on April 22, 2013, and the Company's previously announced CEO transition.
Excluding $10.5 million pre-tax, or $0.12 per share, in non-recurring costs associated with the Company's CEO transition, adjusted operating margins are expected to be approximately 14%. Adjusted earnings per diluted share are anticipated to be in the range of $1.83 to $1.98, up 20% to 30% from 2012's adjusted diluted earnings per share from continuing operations of $1.52.
On April 16, 2013, the U.S. Tax Court rendered an unfavorable decision against the Company, rejecting the Company's objections to a $16.5 million tax adjustment arising out of an IRS audit for the tax years 2000 through 2002 and imposing penalties. The Company is currently evaluating its options, including appealing the decision. The Company's guidance does not include any impact on expected earnings or cash flows as a result of the court's decision.
The Company expects cash flows to be negatively impacted by approximately $13 million in the third quarter of 2013 as a result of the decision. In addition, in the second quarter of 2013, following the Company's evaluation, the Company could record an income tax charge of up to approximately $20 million and a reduction in its deferred tax assets to reflect the utilization of a portion of the Company's net operating loss carryforwards.
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2013 results at 8:30 a.m. EDT today, April 26, 2013. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference is also available by direct dial at (888) 679-8018 in the U.S. or (617) 213-4845 outside of the U.S. (request the Barnes Group Earnings Call), Participant Code: 98096483.

In addition, the call will be recorded and available for playback beginning at 12:00 p.m. (EDT) on Friday, April 26, 2013 by dialing (617) 801-6888, Passcode: 54181297.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE: B) is an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 3,700 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties described in our periodic filings with the Securities and Exchange Commission (“SEC”) include, among others, uncertainties arising from the current or worsening conditions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; inability to realize expected sales or profits from existing backlog; integration of acquired businesses; restructuring costs or savings; the impact of the divestiture of the Barnes Distribution North America business to MSC Industrial Direct Co., Inc.; the impact of the acquisition in 2012 of the Synventive Molding Solutions business; the impact of the divestiture in 2011 of our Barnes Distribution Europe businesses; and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the impact of the U.S. Tax Court's unfavorable decision related to an IRS audit for the tax years 2000 through 2002 rendered on April 16, 2013; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described more fully in documents filed with or furnished to the SEC by the Company, including the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings with the SEC. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012 (1)	% Change
Net sales	$263,545	$222,795	18.3

Cost of sales	177,715	160,421	10.8
Selling and administrative expenses	60,875	37,756	61.2
	238,590	198,177	20.4
Operating income	24,955	24,618	1.4

Operating margin	9.5%	11.0%

Interest expense	4,357	2,368	84.0
Other expense (income), net	966	859	12.5
Income from continuing operations before income taxes	19,632	21,391	(8.2)
Income taxes	4,199	3,801	10.5
Income from continuing operations	15,433	17,590	(12.3)

(Loss) income from discontinued operations, net of income taxes	(1,961)	4,617	NM
Net income	$13,472	$22,207	(39.3)
Common dividends	$5,443	$5,459	(0.3)

Per common share:

Basic:
Income from continuing operations	$0.29	$0.33	(12.1)
(Loss) income from discontinued operations, net of income taxes	(0.04)	0.08	NM
Net income	$0.25	$0.41	(39.0)

Diluted:
Income from continuing operations	$0.28	$0.32	(12.5)
(Loss) income from discontinued operations, net of income taxes	(0.04)	0.08	NM
Net income	$0.24	$0.40	(40.0)

Dividends	0.10	0.10	—

Weighted average common shares outstanding:
Basic	54,739,465	54,805,636	(0.1)
Diluted	55,524,560	55,455,579	0.1
NM - Not Meaningful

Notes:
(1) Results for 2012 have been adjusted on a retrospective basis to reflect the BDNA discontinued operations.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012 (1)	% Change
Net sales
Aerospace	$98,045	$97,250	0.8
Industrial	165,502	125,545	31.8
Intersegment sales	(2)	—	NM
Total net sales	$263,545	$222,795	18.3

Operating profit
Aerospace	$10,346	$12,654	(18.2)
Industrial	14,609	11,964	22.1
Total operating profit	$24,955	$24,618	1.4

Operating margin			Change
Aerospace	10.6%	13.0%	(240)	bps.
Industrial	8.8%	9.5%	(70)	bps.
Total operating margin	9.5%	11.0%	(150)	bps.
NM - Not Meaningful

Notes:
(1) Results for 2012 have been adjusted on a retrospective basis to reflect the impact of the BDNA discontinued operations, including a reallocation of corporate overhead expenses, and the segment realignment.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$99,872	$86,356
Accounts receivable	226,744	253,202
Inventories	179,142	226,220
Deferred income taxes	12,968	33,906
Assets held for sale	241,311	—
Prepaid expenses and other current assets	17,682	18,856
Total current assets	777,719	618,540

Deferred income taxes	46,955	29,961
Property, plant and equipment, net	213,840	233,097
Goodwill	439,240	579,905
Other intangible assets, net	375,663	383,972
Other assets	22,191	23,121
Total assets	$1,875,608	$1,868,596

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$12,539	$3,795
Accounts payable	85,227	99,037
Accrued liabilities	72,786	96,364
Liabilities held for sale	23,809	—
Long-term debt - current	53,781	699
Total current liabilities	248,142	199,895

Long-term debt	604,370	642,119
Accrued retirement benefits	158,455	159,103
Deferred income taxes	47,809	48,707
Other liabilities	18,437	18,654

Total stockholders' equity	798,395	800,118
Total liabilities and stockholders' equity	$1,875,608	$1,868,596

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
Operating activities:
Net income	$13,472	$22,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,499	13,063
Amortization of convertible debt discount	582	537
Gain on disposition of property, plant and equipment	(54)	(97)
Stock compensation expense	12,657	2,100
Withholding taxes paid on stock issuances	(720)	(683)
Loss on the sale of businesses	—	767
Changes in assets and liabilities:
Accounts receivable	(16,347)	(1,512)
Inventories	(968)	1,091
Prepaid expenses and other current assets	(235)	(2,272)
Accounts payable	7,144	(672)
Accrued liabilities	(16,679)	(29,379)
Deferred income taxes	485	3,852
Long-term retirement benefits	801	(2,708)
Other	1,020	25
Net cash provided by operating activities	17,657	6,319

Investing activities:
Proceeds from disposition of property, plant and equipment	44	135
Payments related to the sale of businesses, net	—	(363)
Capital expenditures	(10,050)	(7,281)
Other	(1,420)	(1,418)
Net cash used by investing activities	(11,426)	(8,927)

Financing activities:
Net change in other borrowings	8,737	(6,688)
Payments on long-term debt	(6,245)	(13,135)
Proceeds from the issuance of long-term debt	21,000	49,000
Proceeds from the issuance of common stock	2,677	3,324
Common stock repurchases	(12,856)	(11,141)
Dividends paid	(5,443)	(5,459)
Excess tax benefit on stock awards	506	1,227
Other	(53)	(65)
Net cash provided by financing activities	8,323	17,063

Effect of exchange rate changes on cash flows	(1,038)	529
Increase in cash and cash equivalents	13,516	14,984

Cash and cash equivalents at beginning of period	86,356	62,505
Cash and cash equivalents at end of period	$99,872	$77,489

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE
CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
Free cash flow:
Net cash provided by operating activities	$17,657	$6,319
Capital expenditures	(10,050)	(7,281)
Free cash flow (1)	$7,607	$(962)

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012 (1)		% Change
SEGMENT RESULTS
Operating Profit - Aerospace Segment (GAAP)	$10,346	$12,654		(18.2)
CEO transition costs	3,903	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (2)	$14,249	$12,654		12.6

Operating Margin - Aerospace Segment (GAAP)	10.6%	13.0%		(240)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (2)	14.5%	13.0%		150	bps.

Operating Profit - Industrial Segment (GAAP)	$14,609	$11,964		22.1
CEO transition costs	6,589	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (2)	$21,198	$11,964		77.2

Operating Margin - Industrial Segment (GAAP)	8.8%	9.5%		(70)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (2)	12.8%	9.5%		330	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$24,955	$24,618		1.4
CEO transition costs	10,492	—
Operating Income as adjusted (Non-GAAP) (2)	$35,447	$24,618		44.0

Operating Margin (GAAP)	9.5%	11.0%		(150)	bps.
Operating Margin as adjusted (Non-GAAP) (2)	12.5%	11.0%		250	bps.

Diluted Income from Continuing Operations per Share (GAAP)	$0.28	$0.32		(12.5)
CEO transition costs	0.12	—
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (2)	$0.40	$0.32		25.0

	Full-Year 2012 (1)	Full-Year 2013 Outlook
Diluted Income from Continuing Operations per Share (GAAP)	$1.44	$1.71	to	$1.86
Synventive short-term purchase accounting adjustments	0.07		—
Synventive acquisition transaction costs	0.01		—
CEO transition costs	—		0.12
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (2)	$1.52	$1.83		$1.98

Notes:
(1) Results for 2012 have been adjusted on a retrospective basis to reflect the impact of the BDNA discontinued operations, including a reallocation of corporate overhead expenses, and the segment realignment.

(2) The Company has excluded short-term purchase accounting adjustments and transaction costs related to its Synventive acquisition in 2012 and CEO transition costs associated with the modification of outstanding equity awards in 2013 from its "as adjusted" financial measurements. On April 16, 2013, the U.S. Tax Court rendered an unfavorable decision against the Company, rejecting the Company’s objections to a $16.5 million tax adjustment arising out of an IRS audit for the tax years 2000 through 2002 and imposing penalties. The Company is currently evaluating its options, including appealing the decision. The Company’s guidance does not include any impact on expected earnings or cash flows as a result of the court’s decision. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.